Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2010 with respect to the consolidated financial statements and schedule included in the Annual Report of Salary.com, Inc. and subsidiaries on Form 10-K for the fiscal year ended March 31, 2010 included in this Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Kenexa Corporation on Form S-3 (File No. 333-165371, effective April 21, 2010) and on Forms S-8 (File No. 333-136486, effective August 10, 2006 and File No. 333-129475, effective November 4, 2005).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 10, 2010